Exhibit 10.15
March 22, 2010
John Oechsle
3208 Running Deer Drive
Castle Rock, CO 80109
Dear John:
On behalf of DigitalGlobe, Inc. (“DigitalGlobe” or the “Company”), I am pleased to confirm our offer of employment for the position of Executive Vice President, Product & Strategy. The terms of this offer are summarized below:
Position: You are being hired as a regular, full time employee initially based out of the Company’s Longmont office, with availability to travel to other Company offices and client locations as necessary. You will report to Jill Smith, Chief Executive Officer, or such other person(s) as the Company may designate and will perform such duties as the Company may from time to time specify.
You agree to devote substantially all of your business time, energy, attention and skill to the services of the Company and to the promotion of its interests. So long as you are employed by the Company, you agree that you will not, without the advance written consent of the Company’s Board of Directors (the “Board”):
(a)	engage in any other activity for compensation, profit or other pecuniary advantage, whether received during or after your employment with the Company; render or perform services of a business, professional, or commercial nature other than to or for the Company, either alone or as an employee, consultant, director, officer, or partner of another business entity, whether or not for compensation, and whether or not such activity, occupation or endeavor or investment is similar to, competitive with, or adverse to the business (actual or potential) or welfare of the Company; or
(b)	invest in or become a shareholder of another corporation or other entity; provided that your investment solely as a shareholder in another corporation shall not be prohibited so long as such investment is not in excess of one percent (1%) of any class of shares that are traded on a national securities exchange, if such activity is not in conflict with your ability to properly serve the Company.
Compensation:
Base Salary: Your starting semi-monthly gross base salary will be $12,083.33, which is equivalent to $290,000 on an annualized basis. Your salary is subject to adjustment from time to time in accordance with the Company’s compensation policies.

The Company may, in its sole discretion, adjust your base salary from time to time based upon your performance, the financial condition of the Company, prevailing industry salary levels and such other factors as the Board determines appropriate.
Bonus: You will be eligible to participate in the DigitalGlobe 2010 Success Sharing Plan (“Bonus Plan”), subject to approval by the Board of such Plan, at a target rate of 60% of base earnings for 2010 (the “Plan Bonus”), which shall, per the Bonus Plan terms, be prorated based on the portion of 2010 during which you are employed. The Plan Bonus (if any) will be payable after 2010 year-end results have been calculated in accordance with the terms and conditions of the Plan, but in no event later than March 15, 2011. The Bonus Plan also makes you eligible for a discretionary long-term incentive award (“LTI Award”) in the form of certain equity-based compensation.
Benefits: You will be eligible to participate in such DigitalGlobe employee compensation and benefit plans and policies, including plans and policies relating to incentives, stock options, health, life, disability and 401(k), that the Company may make available generally to its employees, subject to the terms and conditions of any such plans and policies as they may exist from time to time. DigitalGlobe reserves the right in its discretion to alter, suspend, amend, or discontinue any and all of its employee compensation and benefit plans, policies, programs and procedures (including without limitation its plans and policies relating to sales commissions, incentives, stock options, health, life, disability and 401(k)), in whole or in part, at any time with or without notice.
Initial Stock Option Grant: Subject to approval by the Board or the committee (the Committee”) appointed by the Board to administer DigitalGlobe’s 2007 Employee Stock Option Plan (the “Option Plan”), you will receive an initial option grant to acquire DigitalGlobe common stock in an amount equal to $750,000 (the “Initial Option Grant”). The specific number of options that are to be granted will be determined based on the value of the option on the effective date of the grant under the Black-Scholes option valuation methodology or another option valuation methodology selected by the Committee in its discretion. The effective date of the grant will be the later of the date of approval by the Board or the Committee or the date on which your employment with DigitalGlobe commences. The option strike price will be equal to the fair market value of the shares of DigitalGlobe common stock at the time of grant, as determined by the Board or the Committee. The Initial Option Grant will be subject to the terms and conditions of the Option Plan and related grant documents. Twenty-five percent (25%) of the Initial Option Grant shall be eligible to vest on the first annual anniversary of the grant date of the award, and 1/36 of the remainder of the Initial Option Grant shall be eligible to vest as of each of the thirty-six one-month anniversaries thereafter (e.g., the 15th day of each successive month if the initial grant was made on the 15th day of the month). Unless otherwise stated in the Option Plan or grant documentation, you must be actively employed on a given vesting date in order to be eligible for the Initial Option Grant (or any applicable portion thereof) to vest, and any unvested Initial Option Grant (or portion thereof) as of your separation from employment shall be null and void. Other terms and conditions of the Initial Option Grant, including without limitation any provisions for accelerated vesting (if any) upon certain instances of separation from employment or other circumstances, shall be set forth in the Option Plan and/or the related grant documents.
Relocation: As part of our offer, DigitalGlobe will pay you $20,000 in relocation assistance for your use in defraying any and all costs and expenses arising out of or related to your relocation. This relocation payment constitutes the maximum amount that DigitalGlobe will pay under any circumstances for your relocation-related expenses, and any relocation-related expenses that exceed this relocation payment will be solely your responsibility and will not be reimbursed or otherwise paid by DigitalGlobe. Without limiting the generality of the foregoing, this relocation payment is intended to include expenses such as:
•	Costs incident to the sale or lease of your old residence

•	Transportation and storage of household goods and effects

•	En route transportation expenses

•	Cost of temporary living expenses

•	Costs incident to the purchase or lease of a new residence

•	Pre-move house hunting trips
If your employment terminates for any reason before the one-year anniversary of the commencement of your employment with DigitalGlobe, you will be required to promptly repay a pro-rated share of this relocation payment to DigitalGlobe in an amount equal to one-twelfth (1/12th) of the foregoing total relocation amount multiplied by the difference between twelve (12) and the total number of completed calendar months that you were employed by DigitalGlobe.
As required by the Internal Revenue Code, this payment will be included in your taxable income for the year and, as such, all applicable federal and state income taxes and FICA will be withheld from your payment. You may be able to claim an income tax deduction for certain qualified moving expenses by completing Form 3903, Moving Expenses, and filing with your Form 1040. Please consult with your tax advisor to determine the deductibility of your moving expenses.
Severance: You will be required as a condition of your employment to sign the Company’s Severance Protection Agreement, which sets forth your eligibility for severance in the event of your separation from employment with the Company in certain circumstances and includes, without limitation, certain non-competition obligations. A copy of the Severance Protection Agreement is enclosed for you to review while you consider our offer. You will be required to sign and return that agreement upon your acceptance of this offer. Please keep a copy of that agreement for your reference.
Paid Time Off (PTO): In accordance with DigitalGlobe’s PTO policy, you will be eligible to accrue up to 4 weeks of PTO per year.

Start Date: As we discussed, we anticipate that you will start work on April 15, 2010. Please report to our Longmont office, and the receptionist will direct you to your new-hire orientation.
On your first day, please bring with you the documentation explained in the “List of Documents to Establish Employment Eligibility” enclosed. Also, because federal law requires you to demonstrate that either you are a United States citizen or are authorized to work in the United States, please bring with you evidence of your United States citizenship or authorization to work in the United States. (Documents typically used for these purposes are a United States passport or a social security card and driver’s license.) Additionally, if you have a checking account and would like to enroll in our payroll direct deposit program, please bring a voided check or deposit slip with you.
Non-Competition and Confidentiality: Your employment pursuant to this offer is contingent upon your execution of the Company’s Employee Proprietary Information, Invention and Non-Competition Agreement that includes, without limitation, certain non-competition obligations. A copy of the Employee Proprietary Information, Invention and Non-Competition Agreement is enclosed as Exhibit B to the Severance Protection Agreement for you to review while you consider our offer. You will be required to sign and return that agreement upon your acceptance of this offer. Please keep a copy of that agreement for your reference.
We also are extending this offer to you on the condition that you not use or disclose to DigitalGlobe any confidential information of anyone for whom you previously worked, and with the understanding that your DigitalGlobe employment will not violate or be restricted by any non-competition or other agreement with anyone else. If this is not the case, please inform us immediately.
Background Checks and Policies: This offer is contingent upon verification (which may be after your starting date) of any information you provided to us during your overall application and interview process with the Company. In addition, DigitalGlobe may, at its discretion, make continued employment subject to completion of background checks, reference checks and criminal record checks to the satisfaction of DigitalGlobe. You also are required as a condition of your employment to abide by DigitalGlobe’s policies and procedures (as in effect or amended) throughout your tenure with the Company.
Employment At Will: Please note that if you accept this offer, your employment with DigitalGlobe at all times will be “at will.” This means that either you or DigitalGlobe may end your employment at any time for any or no reason. If your employment terminates for any or no reason, you will not be entitled to any additional compensation (except as otherwise provided in the Severance Protection Agreement).
Mediation: DigitalGlobe promotes a system of alternative dispute resolution, which involves mediation to resolve all disputes that may arise out of the employment relationship. Because of the mutual benefits that private mediation can provide both you and the Company (e.g., reduced expense, increase efficiency), you agree that any claim, dispute and/or controversy between you and the Company arising out of or relating to your employment with the Company or the termination thereof (other than for breach of the Employee Proprietary Information, Invention and Non-Competition Agreement) shall be submitted to and administered by JAMS under its mediation rules, before resorting to litigation or some other dispute resolution procedure. If you would like additional information regarding mediation, please contact me.
Withholding and Deductions; IRS Code Section 409A: All compensation and benefits payable to you will be reduced by required and authorized withholding and deductions. To the extent that the requirements of Section 409A of the Internal Revenue Code are applicable to the compensation and benefits payable to you, it is intended that such requirements will be met, and this offer shall be interpreted and construed consistent with that intent.
This offer supersedes all prior offers, negotiations and understandings, both verbal and written. You and the Company acknowledge and agree that neither the Company nor any of its representatives or any other person has made any promise, representation or warranty, express or implied, not set forth in this letter, and that you are not relying on any alleged assurances, representations, promises, statements, warranties or information by or from the Company or any of its representatives except as specifically and expressly set forth in this letter.
We would be delighted if you would join the DigitalGlobe team. To indicate your acceptance of our offer of employment, please sign this letter in the space below, and sign the Employee Proprietary Information, Invention and Non-Competition Agreement and Severance Protection Agreement, and return them to me via email by tomorrow if possible. If you have any questions, please call me at 303-684-4671.
Sincerely,

/s/ Julie Knudson Julie Knudson
Vice President, Human Resources
I have read and agree to the terms of this letter and acknowledge my status as an “at will” employee.
Acceptance:

/s/ John Oechsle	3/22/10	4/15/10

John Oechsle’s Signature	Date	Start Date